    As filed with the Securities and Exchange Commission on October 13, 1999
                                                    Registration No. 333-_______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                         ------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                       HEALTHCORE MEDICAL SOLUTIONS, INC.
             (Exact name of Registrant as specified in its charter)


             Delaware                        7200                        43-1771999
(State or Other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)        Identification No.)


                       HealthCore Medical Solutions, Inc.
                           11904 Blue Ridge Boulevard
                            Grandview, Missouri 64030
                                 (816) 763-4900
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                                                               With a copy to:
              SETH I. TRUWIT, ESQ.                            HENRY EVANS, ESQ.
          Epstein Becker & Green, P.C.             McCutchen, Doyle, Brown & Enersen, LLP
                 250 Park Avenue                          Three Embarcadero Center
          New York, New York 10177-0077                    San Francisco, CA 94111
                 (212) 351-4709                                (415) 393-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service for Registrant)



         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective and upon consummation of the merger described herein.
                         ------------------------------

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| File No. 333-87207.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________

                         ------------------------------

                         CALCULATION OF REGISTRATION FEE


------------------------- ---------------------- ----------------------- ---------------------- ----------------------
     Title of Each               Amount             Proposed Maximum        Proposed Maximum
  Class of Securities            To Be               Offering Price        Aggregate Offering         Amount of
   To Be Registered           Registered(1)           Per Unit (2)               Price             Registration Fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock                     459,282                 $2.78125             $1,277,379                $356
------------------------- ---------------------- ----------------------- ---------------------- ----------------------


(1) Based on the sum of (a) 4,671,249 shares of common stock of Adatom, Inc. outstanding on October 11, 1999 and (b) convertible notes convertible into, and warrants to purchase, an aggregate of 581,652 shares of common stock of Adatom, Inc. outstanding on such date, multiplied by (c) the exchange ratio of 2.12240.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the Common Stock on the Nasdaq SmallCap Market on October 5, 1999.

================================================================================

                                EXPLANATORY NOTE

                  This Registration Statement is being filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Securities Act"),to register an additional 459,282 shares of Common Stock, comprising the same class of securities covered by an earlier Registration Statement (File No. 333-87207)(the "Earlier Registration Statement") filed by HealthCore Medical Solutions, Inc. for the same offering and declared effective by the Securities and Exchange Commission on September 20, 1999. The Earlier Registration Statement covers 10,689,489 shares of Common Stock. This Registration Statement is registering shares in an amount and at a price that together represent no more than 20 percent of the maximum aggregate offering price ($27,365,092) set forth in the "Calculation of Registration Fee" table contained in the Earlier Registration Statement.

                  The additional shares of Common Stock being registered hereby will be issued in the merger of Adatom, Inc. with and into HealthCore Medical Solutions, Inc. ("HealthCore"). The merger is described in the Earlier Registration Statement. In the merger, Adatom stockholders will receive an aggregate merger consideration such that, following the merger, such stockholders will hold approximately 78.3% of the combined company's outstanding common stock. In the merger, Adatom stockholders will receive approximately 2.12 shares of HealthCore common stock for each share of Adatom common stock they own, or an aggregate of 11,148,771 shares.

                  The foregoing calculations:

                  o give effect to the issuance of 2,868,301 shares of Adatom common stock before the merger, including 279,823 shares issuable upon conversion of $562,000 principal amount convertible debentures issued subsequent to the record date for holders of common stock of Adatom entitled to vote at the Special Meeting of Stockholders of Adatom;

                  o assume exercise of 396,000 options and warrants outstanding on September 10, 1999 to purchase HealthCore class A common stock at an exercise price of not greater than $1.25 per share;

                  o assume exercise of an Adatom warrant to purchase 52,877 shares of Adatom common stock, including a warrant to purchase approximately 26,438 shares, which warrant was issued subsequent to the record date for holders of common stock of Adatom entitled to vote at the Special Meeting of Stockholders of Adatom;

                  o give effect to the cancellation of 15,000 shares of HealthCore class A common stock on October 1, 1999; and

                  o give effect to the adjustment in the per share merger consideration contemplated by the merger agreement. The number of shares to be received by Adatom stockholders for each share of Adatom common stock they own has been increased by an additional .097 of a share or an aggregate of approximately 195,500 shares for every $100,000 by which the HealthCore cash assets are estimated to fail to meet the $2.80 million threshold at the time of closing. Under the merger agreement, HealthCore's cash assets mean all cash and prepaid expenses plus (1) expenses paid by HealthCore in connection with the Merger; (2) $296,981 representing the aggregate exercise price of outstanding options and warrants to purchase class A common stock at an exercise price of not greater than $1.25 per share;(3) $150,000 payable to Neal J. Polan upon termination of his HealthCore employment agreement; and (4) $250,000 previously advanced by HealthCore to Adatom. The "cash assets" as so defined are estimated to be $2,538,677 at the closing of the transactions contemplated by the merger agreement.


                           INCORPORATION BY REFERENCE

                  Unless otherwise inconsistent with this Registration Statement, the information contained in the Earlier Registration Statement is hereby incorporated in this Registration Statement by reference to the Earlier Registration Statement.

                                     PART II

                     Information Not Required in Prospectus


Item 21.      Exhibits.

         (a)  Exhibits:

5.1      Opinion of Epstein Becker & Green, P.C.
23.1     Consent of Ireland San Filippo, LLP, Adatom's independent public accountants
23.2 Consent of Richard A. Eisner & Company, LLP, Healthcore's independent auditors.
23.3 Consent of Epstein Becker & Green, P.C., counsel to HealthCore (Included as part of Exhibits 5.1)
24       Power of Attorney (Included as part of Signature Page)

                                POWER OF ATTORNEY

                    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Neal J. Polan, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of October 1999.

                                             HEALTHCORE MEDICAL SOLUTIONS, INC.



                                             By:   /s/ Neal J. Polan
                                                   ----------------------------
                                                          Neal J. Polan
                                                   Chief Executive Officer and
                                                   Chairman of the Board


                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



      Signature                         Title                        Date
      ---------                         -----                        ----

/s/ Neal J. Polan
-----------------------
    Neal J. Polan             Chief Executive Officer,          October 11, 1999
                              Chairman of the Board and
                              Director (Principal Executive
                              Officer)

/s/ David Mullikin
-----------------------
   David Mullikin             President, Chief Operating        October 11, 1999
                              Officer (Principal Financial
                              and Accounting Officer)

/s/ Eli Levitin
-----------------------
    Eli Levitin               Director                          October 11, 1999

/s/ Norman H. Werthwein
-----------------------
  Norman H. Werthwein         Director                          October 11, 1999

                                INDEX TO EXHIBITS


5.1      Opinion of Epstein Becker & Green, P.C.

23.1 Consent of Ireland San Filippo, LLP, Adatom's independent public accountants

23.2 Consent of Richard A. Eisner & Company, LLP, Healthcore's independent auditors.

23.3 Consent of Epstein Becker & Green, P.C., counsel to HealthCore (Included as part of Exhibits 5.1)

24       Power of Attorney (Included as part of Signature Page)